EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is effective as of November 16, 2007 (the “Effective Date”), by and among Advanced Tactical Fabrication, Inc. (the “Buyer”), Head Lites Corporation (the “Seller”), Gary Lesley (“Lesley”), and Arthur Petrie (“Petrie”).

A.            Seller operates a business involving cut-and-sew operations, sewing for reflective vests, and other sewing products under the brands Vis-Mat, Vis-Tac, Elmo and Head Lites (the “Business”), and a business relating to the development, manufacture, and sale of VORTEX brand releasable body armor vest system and IQRIS brand quick-release products (herein referred to as the “Excluded Business”). The assets of Seller comprising the Excluded Business are included on Schedule 1.2 hereto. Lesley and Petrie own 100% of the outstanding capital stock of Seller.

B.            Buyer, a Minnesota corporation 90% owned by Ballistic Recovery Systems, Inc. (“BRS”) and 10% owned by Seller, was formed pursuant to that certain Master Agreement between BRS, Buyer, Seller and Lesley dated the date hereof (the “Master Agreement”).

C.            Seller desires to sell, and Buyer desires to purchase, certain assets of Seller in accordance with the terms set forth herein.

D.            On the date hereof, Buyer will enter into a consulting agreement with Seller pursuant to which Seller will provide services to Buyer (the “Consulting Agreement”).

E.             Seller, Lesley and Petrie will substantially benefit from the consummation of the transactions contemplated by this agreement and are willing to abide by the non-competition and non-solicitation covenants contained herein, which are a material inducement for Buyer to enter into this agreement and BRS’ entry into the Master Agreement.

Now, therefore, the parties hereto hereby agree as follows:

Article 1
Purchase and Sale of Assets

1.1           Generally. Pursuant to the terms of this agreement, Seller hereby sells, transfers, conveys and delivers to Buyer, and Buyer hereby purchases from Seller, on and as of the Effective Date, all property and assets of Seller, of every kind and description, wherever located, real or personal, tangible or intangible included, but not limited to, those assets on the Capital Asset Summary attached as Schedule 1.1 hereto (the “Assets”). The Assets include, without limitation, the following:

(a)           all of the intangible rights and property of Seller, including all intellectual property, designs, and rights of Seller including, without limitation, patents, trademarks, trade names (including the name “Head Lites” and Head Lites Corporation”), copyrights, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings associated with the Business (collectively, the “Intellectual Property”);

(b)           all current and past customer and prospect lists and databases used in connection with the Business;

(c)           all of Seller’s current and expected production backlog of orders related to the Business;

(d)           all sales and marketing materials of Seller related to the Business;

(e)           all fixtures, equipment, machinery, and other tangible personal property used or held in the Business contained in the Capital Asset Summary, including but not limited to those items of personal property related to the components and trims, Vis-Mat, Vis-Tac, Elmo and Head Lites brands;

(f)            all finished work, deliverables, inventory, materials in final form, works-in-process, raw materials and supplies, wherever located, including, but not limited to, all rights of Seller as to all suppliers associated with the Business (collectively, the “Inventory”). An itemized list of the Inventory, stating the cost of the Inventory as of the Effective Date, is set forth on Schedule 1.1(f) hereof;

(g)           cash and cash equivalents of Seller on the date hereof in excess of $25,000 as set forth on Schedule 1.1(g) hereof, provided that such cash or cash equivalents will be used by Buyer to dispose of the Accounts Payable (as defined below) on a timely basis;

(h)           all accounts receivable of Seller relating to the Business that are outstanding as of the Effective Date (“Accounts Receivable”); provided that upon receipt of Accounts Receivable not to exceed $190,000 in the aggregate, Buyer shall use such proceeds as received to satisfy on a dollar for dollar basis up to $190,000 of the Accounts Payable. An itemized list of the Accounts Receivable is set forth on Schedule 1.1(h) hereof;

(i)            all right, title and interest of Seller, and any affiliate of Seller, in and to those contracts, agreements, arrangements, commitments and undertakings, whether oral or in writing (the “Assigned Contracts”);

(j)            all books, records, and project files, held for use in the conduct of the Business, including without limitation, client and customer records, research and development records, production reports and records, service and warranty records, equipment logs, guides and manuals, creative materials, advertising materials, promotional materials and financial and accounting records relating to the Business;

(k)           all rights of Seller under any warranty or guarantee by any manufacturer, supplier or other transferor of the Assets;

(l)            to the extent legally transferable, all permits, licenses and approvals received from any governmental entity;

(m)          all leasehold improvements, signage and prepaid rights to participate in trade shows, trade fairs or similar industry or retail events; and

(n)           any and all other properties, assets and rights of Seller which are used in Seller’s conduct of the Business and are not expressly listed or referred to in Section 0 below.

On the Effective Date, Seller will transfer the Assets to Buyer in accordance with this agreement by delivering those documents specified in Article 4 together with all required consents of any and all third parties, free and clear of all liabilities, obligations, liens, security interests, encumbrances or any other adverse claims.

1.2           Excluded Assets. The following property and assets of Seller are excluded from the sale to Buyer and are indicated on Schedule 1.2 hereto (the “Excluded Assets”):

(a)           any of the rights of Seller under this agreement or any other agreement between Seller and Buyer entered into on or after the date of this agreement in accordance with the terms hereof and thereof, respectively;

(b)           Seller’s minute books, stock-transfer journals, tax returns, corporate seal and, except as pertaining directly to the Business, books of account and financial records; and

(c)           Seller’s assets which (i) are solely and directly related to the Excluded Business and (ii) do not in any way relate to any of the Assets.

(d)           The name “HLC.”

Article 2
No Assumption of Liabilities

Except for the assumption by Buyer of (a) certain accounts payable in the amounts set forth on Schedule 2 hereof (the “Accounts Payable”) and (b) Seller’s obligations under the Assigned Contracts, Buyer does not assume any liabilities or obligations of Seller. Buyer and Seller will cooperate with each other and use reasonable efforts to pay down and satisfy in full the Accounts Payable prior to April 30, 2008. Seller shall be solely liable for all liabilities and obligations arising from ownership of the Assets, including the Assigned Contracts, operation of the Business and incidents and occurrences prior to the Effective Date, whether or not reflected in Seller’s books and records and whether or not such incidents or occurrences first became known following the Effective Date.

Article 3
Purchase Price and Contingent Payments

3.1           Purchase Price. The total purchase price paid to Seller for the Assets (the “Purchase Price”) is $648,400, payable by certified check or immediately available funds.

3.2           Contingent Gross Margin Payments. Provided that the Buyer is current on its payment obligations under certain Secured Senior Note (as defined in the Master Agreement), on an annual basis Buyer will pay to Seller a cash payment equal to 8% of the gross margins in connection with the sale by Buyer of products relating to the Business (the “Earnout Products”) during the fiscal year (the “Margin Payments”). To the extent that sales of Earnout Products exceed Buyer’s budgeted sales for any fiscal year, the Margin Payment percentage owed in the subsequent fiscal year shall be increased 1% of the gross margins (“Increased Margin Payment”). If there is an Increased Margin Payment for any fiscal year and if gross margin exceeds budgeted gross margin for such fiscal year, the Margin Payment percentage owed in the subsequent fiscal year shall be increased an additional 1%. Once increased, the Margin Payment percentage shall not be decreased. In the event, and to the extent, Buyer is deficient in its payment obligation on the Secured Senior Notes, the amount of any Margin Payment shall be reduced in an amount equal to such deficiency. The Margin Payments will be due no later than 90 days following the end of the applicable fiscal year. Buyer shall make the five Margin Payments, with the last payment following and in connection with the fiscal year ending September 30, 2012. For the purposes hereof, “gross margin” means the sum of the total income minus costs of goods sold and production expenses.

3.3           Seller’s Right to Contingent Payments. The right of Seller to receive any contingent payment under this Article 3 (a) is solely a contractual right, and is not a security for purposes of any federal or state securities laws, (b) is only a right to receive cash from Buyer subject to the terms set forth herein and (c) may not be sold, assigned, pledged, gifted, conveyed, or otherwise transferred, except by operation of law or in connection with the dissolution of Seller and any such transfer of such right in violation of this Article shall be null and void.

3.4           Competing Products. Buyer and its affiliates may, in their sole discretion, decide to acquire, research, develop and/or market products and/or services that compete with the Earnout Products. Seller further acknowledges, understands and agrees that whether or not Buyer or any of its affiliates make any sales of Earnout Products after the Effective Date, neither Buyer nor any of its affiliates is prohibited from manufacturing, marketing, or selling other products that may reduce Margin Payments. Seller and Lesley agree that Buyer’s prior written consent is required, prior to the use or development, of any Vortex-branded product developed, introduced, manufactured or sold after the Effective Date that a) is not part of the Excluded Business and b) was not developed, introduced, manufactured or sold as of the Effective Date. Seller and Lesley acknowledge that Buyer may reject and not consent to any Vortex-branded product developed, introduced or manufactured after the Effective Date that was not developed, introduced, manufactured or sold prior to the Effective Date and, in the judgment of Buyer, directly competes with any releasable body armor vest system offered by Buyer.

3.5           Restrictive Covenant Payments. In consideration for Lesley abiding by the restrictive covenants set forth in Article 8 hereof, Buyer shall make monthly payments of $3,024.49 to Lesley the first year from the Effective Date and monthly payments of $2,000 to Lesley for a period of four years following such first year of payments (the “Restrictive Covenant Payments”). In the event Lesley breaches or threatens to breach any covenant contained in Article 8 hereof, Buyer shall be entitled to immediately end making the Restrictive Covenant Payments, and Lesley shall be required to reimburse Buyer for all Restrictive Covenant Payments made prior to his breach of any covenant contained in Article 8 hereof. Notwithstanding the above, the taking of any such action by Buyer will not in any way limit Buyer’s other rights or remedies available under this agreement or applicable law. Petrie acknowledges that Lesley or his designee is receiving the entire benefit to the Restrictive Covenant Payments payable hereunder and waives any rights or claims he may have related to the Restrictive Covenant Payments as a shareholder of Seller or party to this agreement.

3.6           Inventory Adjustment. In the event that any of the Inventory held by Seller on the Effective Date and sold hereunder to Buyer remains unsold after September 30, 2008, such Inventory will be considered to be obsolete and Buyer shall have a right to set-off the amount of the Inventory (as determined by the book value of such Inventory), as set forth on Schedule 1.1(f) hereto, of such obsolete Inventory on a dollar-for-dollar basis against, in Buyer’s sole discretion, any future Margin Payments, Restrictive Covenant Payments, any amounts due under the Consulting Agreement, any dividends owed on the Escrowed HLC Shares or by reduction of the Escrowed HLC Shares as provided in Section 10.2.

3.7           Accounts Receivable Adjustment. In the event that any of the Accounts Receivable remain uncollected by Buyer as of January 1, 2008, such Accounts Receivable will be considered to be uncollectible and Buyer shall have a right to set-off an amount equal to such uncollected Accounts Receivable on a dollar-for-dollar basis against, in Buyer’s sole discretion, any future Margin Payments, Restrictive Covenant Payments, any amounts due under the Consulting Agreement, any dividends owed on the Escrowed HLC Shares or by reduction of the Escrowed HLC Shares as provided in Section 10.2.

3.8           Accounts Payable Adjustment. In the event that any of the Accounts Payable exceed the amount indicated on Schedule 2 as of April 30, 2008, Buyer shall have the right to offset any such excess Accounts Payable on a dollar-for-dollar basis against, in Buyer’s sole discretion, any future Margin Payments, Restrictive Covenant Payments, any amount due under the Consulting Agreement, any dividends owed on the Escrowed HLC Shares or by reduction of the Escrowed HLC Shares as provided in Section 10.2.

3.9           BRS Accounts Payable. HLC and Lesley acknowledges that HLC has an accounts payable as of the Effective Date of $74,752.31 owed to BRS (the “BRS Accounts Payable”). In the event that BRS Accounts Payable is outstanding as of September 30, 2008, Buyer shall have the right to offset any amount outstanding on a dollar-for-dollar basis against, in Buyer’s sole discretion, any future Margin Payments, Restrictive Covenant Payments, any amounts due under the Consulting Agreement, any dividends owed on the Escrowed HLC Shares, or by reduction of the Escrowed HLC Shares as provided in Section 10.2.

Article 4
Closing Deliveries

On the Effective Date, the parties shall execute and deliver the following documents, as applicable (all such documents, together with this agreement, are collectively referred to hereinafter as the “Transaction Documents”):

(a)           a certified check, or other immediately available funds, in the amount specified in Section Article 3, payable by Buyer to Seller;

(b)           a Bill of Sale executed by Seller in the form attached hereto as Exhibit A;

(c)           a Consulting Agreement between Buyer and Seller in the form attached hereto as Exhibit B;

(d)           Seller shall deliver a certificate of an authorized officer attaching (i) articles of incorporation certified by the Minnesota Secretary of State, (ii) a true and correct copy of corporate bylaws, and (iii) resolutions of Seller’s board of directors and shareholders, as necessary, authorizing the execution and delivery of the Transaction Documents and the entering into and performance of the transactions contemplated thereby; and

(e)           A payoff letter from Anchor Bank in connection with the termination of all security interests relating to the Assets.

(f)            An executed Satisfaction of the Confidential Settlement Agreement and Mutual and General Release in a form acceptable to Buyer releasing any and all security interests of Gregory W. Zeno (“Zeno”) with respect to assets owned by Seller.

Article 5
Labor and Employment Matters

Buyer shall not assume any employment obligations, wage or salary payment obligations, including without limitation those arising under any pension, profit-sharing, deferred-compensation, severance, welfare, sick leave, accrued or earned vacation, wage or other employee-benefit plan, procedure, policy or practice of Seller regardless of whether such plan, procedure, policy or practice is disclosed in this agreement. Notwithstanding the foregoing, Buyer may in its sole and absolute discretion make offers of employment to certain of Seller’s employees, pursuant to terms determined by Buyer. In such event, Seller will furnish to Buyer such information in Seller’s personnel files as Buyer may reasonably request regarding Seller’s former employees that are hired by Buyer to the extent that sharing such information is permitted by law.

Article 6
Representations and Warranties of Seller and Lesley
and Petrie (with respect to Section 6.2 and 6.5 only)

Seller and Lesley hereby represent and warrant to Buyer as follows:

6.1           Organization; Good Standing, Etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has the requisite corporate authority to carry on its business as it is now being conducted and as it is proposed to be conducted after the transactions contemplated by this agreement.

6.2           Ownership. Lesley and Petrie are the holders of all outstanding capital stock and any other equity interests in Seller. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature under which Seller is obligated to issue any securities of any kind representing an ownership interest in Seller.

6.3           Business Activities; Subsidiaries. Seller has performed all acts necessary to operate the Business under applicable law. Seller does not own, directly or indirectly, any outstanding capital stock of any class of any other corporation, nor is Seller a party to any partnership or joint venture related to the Assets or the Business.

6.4           Authority. The Transaction Documents have been duly authorized by all necessary action of the shareholders and the board of directors of Seller, are duly executed and delivered by authorized individuals or officers, as applicable, are valid and binding agreements on the part of Seller.

6.5           No Conflict; Governmental Consents. The execution and delivery by Seller, Lesley and Petrie of this agreement and all other Transaction Documents and the performance or observance by Seller, Lesley and Petrie of any of the terms of the Transaction Documents, will not, with or without notice or lapse of time (a) conflict with, result in a breach or violation of the terms or conditions of, constitute a default under, or result in the creation of any lien on, any of the Assets pursuant to any arbitration award, indenture, contract, agreement, instrument, order, judgment, decree, statute, law, rule or regulation, or (b) require any filing or registration with, or any consent or approval of, any federal, state or local governmental agency or authority, or (c) contravene, conflict with, or result in a violation or breach of any provision of, or give any person or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any contract or other arrangement to which Seller, Lesley or Petrie is a party or by which a Seller, Lesley or Petrie is bound or to which any of the Assets is subject (or result in the imposition of any security interest upon any of the Assets).

6.6           Actions, Suits and Proceedings. Except as set forth on Schedule 6.6, there are no actions, suits or proceedings pending or threatened against Seller or any of the Assets in any court or before any federal, state, municipal or other governmental agency or before any other private or public tribunal or quasi-tribunal which, (a) if decided adversely to Seller, would have a materially adverse effect upon the Business or Assets, (b) seek to restrain or prohibit the transaction contemplated hereby or obtain any damages in connection therewith, or (c) in any way call into question the validity of this agreement or the other Transaction Documents. Moreover, Seller is not in default with respect to any order of any court or governmental agency entered against it in respect of the Business or Assets. Seller has not received notice, formally or otherwise, of any judgments, orders, decrees, stipulations, settlement agreements, liens or injunctions, relating in any way to the Assets, which have not been wholly and completely settled, complied with and discharged.

6.7           No Material Violations. Seller is not in violation of any applicable law, rule or regulation relating to the Business that would reasonably be expected to have a materially adverse effect on the Business, and, to the knowledge of Seller, there are no requests, claims, notices, investigations, demands, administrative proceedings, hearings or other governmental claims against Seller alleging the existence of any such violation. For the purposes of this agreement, “knowledge of Seller” means the knowledge of Gary Lesley, after inquiry and investigation.

6.8           Title; Security Interests. Seller has good and marketable title to all property included in the Assets, free and clear of all liability, obligations, mortgages, liens, pledges, charges and encumbrances (other than property taxes not yet due and payable). Immediately after the Effective Date, Buyer will own all of the rights, title and interest in and to the Assets.

6.9           Condition of Assets. All of the Assets have been maintained in accordance with normal industry practice, and are in good operating condition and repair, subject to normal wear and tear.

6.10         Assigned Contracts. Seller and, to the knowledge of Seller, each other party thereto, has performed all obligations required to be performed under the Assigned Contracts to date, and are not in default under any Assigned Contract. The Assigned Contracts are each in full force and effect and are assignable to Buyer without the consent of third parties, and Seller has not waived or assigned to any other person any of its rights thereunder. True, correct and complete copies of all Assigned Contracts, including all amendments or supplements thereto, have been delivered to Buyer. All amounts due up through and including the Effective Date under each of the Assigned Contracts have been paid. No Assigned Contract shall prohibit or limit the ability of Seller to engage in any business activity or compete with any person in connection with the Business and/or other activities of the Buyer.

6.11         Inventory. The Inventory is current, in good and marketable condition, is good quality material and, except with regard to works-in-process, raw materials and supplies, is saleable in the ordinary course of business. The quantities of Inventory are reasonable and warranted in the present circumstances of the Business. The Inventory is not obsolete or damaged and is merchantable and fit for its particular use.

6.12         Intellectual Property. The Intellectual Property includes all intellectual property owned by Seller and used in the Business that is, individually or in the aggregate, material to the Business. With respect to the Intellectual Property:  (a) no interference actions or other judicial or adversary proceedings, or other disputes, concerning such intellectual property are outstanding or pending and, to Seller’s knowledge, no such action or proceeding is threatened; (b) Seller has the right and authority to use such intellectual property in connection with the conduct of the Business in the manner presently conducted and has not received notice that such use conflicts with, infringes upon or violates any rights of any other person, firm or corporation; and (c) Seller’s execution and delivery of this agreement and the Transaction Documents will not infringe upon or violate the rights of any other person, firm or corporation.

6.13         Personal Property Leases. True and complete copies of all personal property leases have been made available to Buyer, including all amendments supplements and modifications thereof. All personal property leases are valid, binding and enforceable against Seller and, to Seller’s knowledge, against the other parties thereto, in accordance with their respective terms and there does not exist under any such personal property lease any default or any event which with notice or the lapse of time or both would constitute a material default thereunder against Seller, and to Seller’s knowledge, against the other parties thereto.

6.14         Taxes. Seller and/or Lesley have paid all taxes, including federal, state and local income, profits, franchise, sales, use, property, excise, payroll, and other taxes and assessments (including interest and penalties) relating to or for Seller, the Assets or the Business, in each case to the extent that such have become due and are not being contested in good faith. No claims for additional taxes have been asserted against Seller (or Lesley with respect to the Business) and no audits are pending with respect to any tax liabilities of Seller (or Lesley with respect to the Business).

6.15         Labor and Employment Matters.

(a)           Seller is not party to any collective-bargaining agreement or other material written or oral agreement providing an employee of the Business with rights to employment, severance pay, profit sharing, deferred compensation, a bonus, stock option, stock-purchase right, pension, retainer, consulting, retirement, health, vacation, sick leave, incentive pay, holiday leave, salary continuation during short absences for illness or other reasons, and any other plan, agreement, arrangement or commitment by Seller to provide benefits to an employee of the Business to which Seller is a party, or by which it is or may be bound (other than benefits under ERISA Plans, as defined below in Section 6.15(f)).

(b)           Seller has complied in all material respects with all applicable laws, rules and regulations relating to the employment of the employees of the Business, including but not limited to those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate governmental authorities;

(c)           During the three-year period preceding the date hereof, no unfair labor practice charge or complaint of unfair labor practice has been brought or threatened against Seller with respect to any employees or former employees of the Business or any labor organization with respect to the Business before any federal, state or local agency; and no complaint of such unfair labor practices has been issued, no work stoppage affecting the Seller’s operation of the Business has been brought or threatened, and no grievance has been brought;

(d)           No organizational, strike, representation, decertification or deauthorization proceeding has been brought or threatened, respecting the employees of the Business, and no such proceeding has been brought within the three-year period prior to the date of this agreement;

(e)           All accrued obligations of Seller, whether arising by operation of law, contract or past custom, for unemployment-compensation benefits, pension benefits, salaries, bonuses, sick leave, severance, vacation, worker-compensation claims and other forms of compensation payable to the employees or former employees of the Business, or to trusts or other funds or to any governmental agency, in respect of the services rendered by any such individuals prior to the date hereof, have been paid; and

(f)            No trade union, council of trade unions, affiliated bargaining agency, employee-bargaining agency or labor organization has bargaining rights for any of employees of the Business pursuant to the provisions of all applicable laws, rules or regulations relating to the employment of labor.

6.16         Pension and Welfare Plans.

(a)           Seller has provided Buyer with true and correct copies of each (i) employee-benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including without limitation each group insurance and self-insured health plan, severance-pay plan, non-qualified deferred-

compensation plan and retirement plan intended to be qualified under Code Section 401(a), and that is maintained or contributed to by Seller for its employees engaged in the operation of the Business, former employees of the Business and/or dependents and beneficiaries of such employees and/or former employees (collectively, the “ERISA Plans”); and (ii) trust fund maintained by the Corporation or any subsidiary in connection with any such ERISA Plan and each other plan providing compensation (other than salaries or wages),  benefits or perquisites to any class of employees engaged in the operation of the Business, former employees or directors of Seller, including without limitation any incentive, bonus, stock-option, restricted-stock, vacation-pay and sick-pay plan (collectively, the “Compensation Plans”); and any “cafeteria plan” (“125 Plan”) governed by Code Section 125.

(b)           None of the ERISA Plans is a multi-employer Plan, as defined in ERISA Section 4001(a)(3), or is a defined-benefit pension plan subject to Title IV of ERISA. Seller is not delinquent in any obligation to make contributions to any ERISA Plan subject to Code Section 412 or Title IV of ERISA and has not terminated or withdrawn from participation in any such ERISA Plan.

(c)           Seller does not maintain any group life insurance or health-benefit coverage for former employees or directors of Seller, other than group life insurance or health-benefit coverage mandated by applicable law. Seller has timely complied with all of its “COBRA” obligations under ERISA Section 602, Code Section 4980B and applicable state insurance laws, with respect to all group life insurance, health, and benefit continuation coverage to be provided by those of its ERISA Plans and any 125 Plan that provide such benefits; Seller represents that it is not terminating any of such coverage in connection with the transactions contemplated hereby; and Seller warrants that it will continue, after the Effective Date, to comply with such obligations with respect to any of its employees, former employees or their beneficiaries who are or become entitled to such continuation coverage, and are not hired by Buyer as of that date or the following business day, for as long Seller continues the Welfare Plans providing such coverage.

Buyer shall not become responsible for any obligation of Seller to provide any “parachute payment,” as defined in Section 280G of the Code, or provide any severance, termination allowance or similar payments as a direct result of the transactions contemplated hereby.

6.17         Environmental Matters. Seller is, and at all times has been, in full compliance with, and has not been in violation of or liable under, any Environmental Law (as defined below) such that non-compliance or violation would reasonably be expected to have a materially adverse effect on the Facilities or the Business. Lesley has no basis to expect, nor have any of Lesley or Seller received, any actual or threatened order, notice or other communication from any governmental agency, office or body, or any private citizen, acting in the public interest, or the current or prior owner or operator of any building in which Seller conducts the Business, of any actual or potential violations or failure to comply with any Environmental Law. For purposes of this agreement, the term “Environmental Law” means any legal requirement that requires or relates to: (a) advising appropriate authorities, employees and/or the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions, and the commencement of activities, such as resource extraction or construction, that could have a significant impact on the environment; (b) preventing or reducing to acceptable levels the release or existence of pollutants or hazardous materials or substances in the environment; (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties or groups of private parties for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public property or assets.

6.18         Financial Statements. Attached hereto as Schedule 6.18 are the financial statements of Seller as of February 28, 2007, which financial statements include a balance sheet as of such date and an income statement for the twelve month periods then ended (such financial statements shall be referred to herein as the “Financial Statements”). The Financial Statements are true and correct, based upon the information contained in the books and records of Seller, and fairly present the financial condition of Seller as of the date thereof and, as applicable, the results of operations and cash flows for the periods referred to therein. The Financial Statements have been prepared in accordance with past practices, consistently applied.

6.19         No Undisclosed Liabilities. Seller has no liability or obligation of any nature or kind whatsoever, liquidated or unliquidated, known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due (and Lesley and/or Petrie have no knowledge of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any liability), except for (i) liabilities that have been disclosed in writing to Buyer, and (ii) liabilities that have arisen since such disclosure in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of applicable law).

6.20         Operation of Business. Since February 28, 2007, Seller has operated the Business in the ordinary course and consistent with past practices. Except as set forth on Schedule 6.20, since February 28, 2007, there has not been:

(a)           any dividend or other distribution;

(b)           declared or paid with respect to any shares of Seller’s capital stock, or any redemption or purchase, directly or indirectly, by the Seller of any shares of Seller’s capital stock;

(c)           any increase in encumbrance against any of the Assets, or change in the condition (financial or other), properties, assets or liabilities of the Business, except changes in the ordinary course of business, none of which has had or will have a material adverse effect on the financial condition, operating results, customer, employee or supplier relations or business condition of the Assets or the Business;

(d)           any change in the methods or terms used by Seller in the Business for collecting accounts receivable;

(e)           any sale, transfer, lease, abandonment or other disposition by Seller, other than in the ordinary course of the Business, of any inventory, supplies, vehicles, machinery, equipment or other operating properties or other assets included among the Assets;

(f)            any change in Seller’s methods of accounting with respect to the Business;

(g)           any business interruption, damage, loss or other occurrence having a material adverse effect on the financial condition, operating results, customer, employee or supplier relations or business condition of the Assets or the Business, whether or not covered by insurance, as a result of any accident, fire, casualty, act of God or the public enemy, any labor dispute or disturbance, or other force majeure;

(h)           any conduct of the Business other than in the ordinary course or as otherwise contemplated herein, including, without limitation, any material reduction in efforts or funds expended by Seller to (i) repair and maintain equipment to be sold to Buyer hereunder, or (ii) perform all other activities required to maintain the long-term viability and quality of the Business;

(i)            any other occurrence, event or condition with respect to Seller, the Business or the Assets which could have a material adverse effect on the financial condition, operating results, customer, employee or supplier relations or business condition of the Assets or the Business.

6.21         Product Liability. Seller has no liability (and Seller has no knowledge of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold or delivered by Seller.

6.22         Insurance. Seller has provided Buyer with a true and complete list of all policies of casualty, liability, theft, fidelity, life and other forms of insurance held by Seller at any time during the last three years through the date hereof (specifying for each such insurance policy the insurer, the policy period, the policy number or covering note number with respect to binders, and each pending claim thereunder of more than $10,000, and setting forth the aggregate amounts paid out under each such policy during the last three years through the date hereof) and indicating which such policies are currently in effect (“Current Policies”). Each Current Policy is valid and binding, and is and has been in effect during its respective policy period. All Current Policies are in the name of Seller and all premiums with respect to such policies are currently paid. Seller has not received notice of cancellation or termination of any Current Policy, nor has it been denied or had revoked or rescinded any policy of insurance, nor borrowed against any such policies. No claim under any insurance policy of Seller (whether a Current Policy or a past policy) is pending.

6.23         Disclosure. The representations and warranties contained in this Article 6 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 6 not misleading.

6.24         Accounts Receivables. All Accounts Receivable are valid, genuine and fully collectible.

6.25         Accounts Payables. The Accounts Payables assumed by Buyer do not exceed the amounts indicated on Schedule 2 hereof.

6.26         Reservation of Rights. Neither the representations and warranties of Lesley contained in this agreement nor the indemnification obligations of Lesley set forth in Article 9, shall be affected by (a) any due diligence or other investigation conducted by Buyer, BRS or their respective agents, (b) any knowledge on the part of Buyer, BRS or their respective agents of any circumstances resulting from such investigation or otherwise, including without limitation Buyer’s, BRS’ or their respective agent’s knowledge that a representation or warranty of Lesley is or might be untrue.

6.27         Schedules. All schedules attached hereto are accurate and complete as of the date hereof.

Article 7
Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

7.1           Organization. Buyer is a corporation duly incorporated and existing and in good standing under the laws of the State of Minnesota and has the corporate power to execute and deliver this agreement and to consummate the transactions contemplated hereby.

7.2           Corporate Authority. The execution and delivery of this agreement, and the Transaction Documents, and the consummation of transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action and will not violate or conflict with any agreement or order by which Buyer is bound. This agreement and the Transaction Documents are, or when delivered will be, legally, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

Article 8
Restrictive Covenants

8.1           Non-competition. Seller, Lesley, and Petrie will not for the period commencing on the Effective Date and ending five years from such date (the “Non-compete Period”), engage or be interested, directly or indirectly, whether alone or together with or on behalf of or through any other person, firm, association, trust, venture or corporation whether as partner, stockholder, agent, officer, director, employee, technical adviser, lender, trustee, beneficiary, or otherwise, in any phase of the Restricted Business (as hereinafter defined) in the Restricted Area (as hereinafter defined).

8.2           Non-solicitation. During the Non-compete Period, Seller, Lesley, and Petrie will not, for themselves or any other person or entity, employ or otherwise engage, or offer to employ or otherwise engage, or solicit any person who has been an employee, sales representative or agent of Buyer at any time within the one-year period prior to the date hereof or during the term of the Non-compete Period (the “Non-solicitation Time Period”), nor during the Non-compete Period will Seller, Lesley, or Petrie contact or solicit any Restricted Business (as defined herein) from any person or entity that has been or is a customer or client of Seller or Buyer at any time during the Non-solicitation Time Period.

8.3           Certain Definitions. The following capitalized terms shall have, for purposes of this agreement, the meanings set forth below.

(a)           The term “Restricted Business” means any business any part of which consists of the manufacture, sale or delivery of products that are in direct or indirect competition with the products of Buyer and related cut-and-sew operations and sewing for parachutes. The term “Restricted Business” includes the Business as it is conducted after the Effective Date, but shall not include the mere passive ownership of up to 1% in a publicly traded company through a mutual fund or similar investment vehicle. The term “Restricted Business” shall not include the Excluded Business.

(b)           The term “Restricted Area” means the United States of America and any countries in which Seller has transacted business within the one year preceding the Effective Date.

(c)           The term “engage or be interested, directly or indirectly” shall include giving advice or technical or financial assistance, by loan, guarantees, stock transactions or in any other manner to any person, firm, association, trust, venture or corporation doing or proposing to undertake such “Restricted Business” in the Restricted Area.

8.4           Injunctive Relief. In the event that the covenant set forth in Sections Article 8 and 8.1 is considered by a court of competent jurisdiction to be excessive in its duration or in the area to which it applies, it shall be considered modified and valid for such duration and for such area as said court may determine reasonable under the circumstances. In recognition of the irreparable harm that a violation of said covenants would cause to Buyer, Seller agrees that Buyer shall have the right to enforce this agreement by specific remedies, which shall include, among other things, temporary restraining orders and temporary and permanent injunctions. In the event of any such violation, Lesley and Petrie (as the case may be) agree to pay the reasonable attorneys’ fees incurred by Buyer in pursuing any of its rights with respect to such violation or violations in addition to the actual damages sustained by Buyer as a result thereof. Buyer’s rights under this Section 8.4 shall not be exclusive and shall not limit Buyer’s right to obtain any other remedy available to it.

8.5           Other Remedies. In addition to any other rights and remedies available to Buyer at law or in equity, in the event Seller, Lesley or Petrie breach the terms of this Article 8, Buyer shall be entitled to redeem or offset all or any portion of the shares of common stock of Buyer held by Seller in accordance with the terms of the HLC Subscription Agreement (as defined in Section 10.2) or, at the election of Buyer, pursuant to Section 10.1 hereof.

8.6           Extension for Breach. The duration of the foregoing covenants will be extended beyond the time period set forth herein for a period equal to the duration of any breach or default of such covenant by Seller.

8.7           Confidential Information. Seller acknowledges that it has, will or may have access to and become informed of Confidential Information which is a competitive asset of Buyer, BRS or the Business. As used herein, “Confidential Information” means information that is proprietary to Buyer, BRS, or the Restricted Business or proprietary to others and entrusted to Buyer or BRS whether or not constituting a trade secret. Confidential Information includes, but is not limited to, information relating to business plans and to business as conducted or anticipated to be conducted by Buyer and BRS and to their past, current or anticipated businesses (including without limitation information relating to the Restricted Business). Confidential Information also includes, without limitation, customer lists and information concerning purchasing, accounting, marketing, selling, products and services of Buyer and BRS, and shall further include the same aforementioned Confidential Information with respect to the Assets. Seller, Lesley, and Petrie agree that each will keep all Confidential Information in strict confidence and never directly or indirectly make known, divulge, reveal, furnish, make available or use any Confidential Information. Confidential Information shall not include information which is generally publicly known or which is independently obtained from a source that is not under an obligation of confidentiality to the Buyer.

Article 9
Indemnification

9.1           Indemnification of Buyer. Seller and Lesley shall jointly and severally indemnify, defend and hold harmless Buyer and its directors, officers, employees, agents, consultants, representatives, affiliates, successors, transferees and assigns (individually a “Buyer Indemnified Party”, and collectively the “Buyer Indemnified Parties”), promptly upon demand, at any time and from time to time, from, against and in respect of any and all demands, claims, losses, damages, judgments, liabilities, assessments, suits, actions, proceedings, interest, penalties and expenses (including without limitation settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions or for enforcing such rights of indemnity and defense) incurred or suffered by the Buyer Indemnified Parties, in connection with, arising out of or as a result of each and all of the following:

(a)           any breach of any covenant, obligation, agreement, representation or warranty made in this agreement or any other Transaction Document or instrument delivered to Buyer or entered into as part of the transaction contemplated hereby;

(b)           any misrepresentation or omission contained in any document, statement or certificate furnished to Buyer pursuant to the Transaction Documents or otherwise in connection with transaction contemplated hereby; and

(c)           any and all liabilities and obligations of Seller and any and all liabilities and obligations arising from ownership of the Assets, the operation of the Business and incidents and occurrences on or prior to the Effective Date.

9.2           Non-Waiver, Non-Exclusive Remedy. Failure of the Buyer Indemnified Parties to give reasonably prompt notice of any claim or claims shall not release, waive or otherwise affect the obligations of Seller and Lesley with respect thereto except to the extent that Seller and Lesley can demonstrate actual loss and prejudice as a result of such failure. The indemnification provisions contained in this Article 9 and the representations and warranties contained in this agreement and other obligations contained in this agreement which by their nature are to be performed after the Effective Date shall forever survive and are in addition to, and not in derogation of, any statutory, common law or equitable rights or remedies any party may have for breach of any representation, warranty, covenant or agreement.

Article 10
Other Agreements/Right to Setoff

10.1         Setoff. If Seller or Lesley fail to pay any amounts they owe or fail to perform any obligations they owe Buyer or any affiliate of Buyer in any manner pursuant to this agreement (including, without limitation, obligations of Seller and Lesley under Article 9 hereof), any other document or agreement related to this transaction (including, without limitation, the Consulting Agreement, the Master Agreement, and the HLC Subscription Agreement (as defined in Section 10.2), Buyer will have the right to set-off such amounts which have not been paid or the value of the obligation so owed against all amounts which are owed by Buyer or any affiliate of Buyer to Seller or Lesley, including, without limitation and in Buyer’s sole discretion, Margin Payments, Restrictive Covenant Payments, any amount due under the Consulting Agreement and dividends owed on the Escrowed HLC Shares and by a reduction of Escrowed HLC Shares as provided in Section 10.2. Neither the exercise of, nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer or BRS in any manner in the enforcement of any other remedies that may be available to it hereunder. Any failure by Buyer or BRS to pay all or any portion of a Margin Payment, Restrictive Covenant Payment, any amount due under the Consulting Agreement or dividends on the Escrowed HLC Shares or of Buyer to redeem the Escrowed HLC Shares by virtue of exercising its set-off rights herein shall not constitute a default under or a breach of this agreement, the Master Agreement, the Consulting Agreement or the HLC Subscription Agreement for any reason.

10.2         Escrowed HLC Shares. The shares of Buyer Common Stock issued to Seller pursuant to that certain Subscription Agreement by and between the Buyer and Seller dated the date hereof (the “HLC Subscription Agreement”) shall be beneficially owned by Seller, provided however, that for a two year period following the Effective Date, such shares (the “Escrowed HLC Shares”) shall be held in escrow by Buyer to satisfy claims and obligations of Buyer pursuant to Sections 3.6, 3.7, 3.8, 3.9, 8.5 or 10.1 hereof. During such two year escrow period, Seller shall retain voting rights and rights to dividends and distributions to the Escrowed HLC Shares (subject to offset rights provided herein) but shall not have the right to sell, transfer, pledge, grant or option in, hypothecate or gift the Escrowed HLC Shares. Any required offset pursuant to Sections 3.6, 3.7, 3.8, 3.9, 8.5 or 10.1 hereof shall be determined by offsetting the amount owed to Buyer pursuant to such Sections on a dollar-for-dollar basis by redeeming an amount of Escrowed HLC Shares equal to the amount of required offset divided by $540.33, the per share price of the Escrowed HLC Shares on the date of issuance pursuant to the HLC Subscription Agreement. Any Escrowed HLC Shares redeemed hereby shall be cancelled and Buyer shall have no rights with respect to such redeemed Escrowed HLC Shares. During this escrow period, stock certificates representing the Escrowed HLC Shares shall be retained by the

Secretary of the Buyer. Following the end of the two year escrow period, any and all remaining shares of Escrowed HLC Shares shall be promptly returned to Seller.

10.3         Rights to Corporate Name. Buyer and Seller acknowledge and agree that Seller does not have rights to, and shall not utilize, the names “Head Lites Corporation,” “Head Lites” or any derivative thereof (with the exception of the name “HLC” as set forth in Section 1.2 hereof), and further that Seller has transferred such rights to Buyer pursuant to the terms of Section 1.1 hereof. Notwithstanding such transfer, Buyer acknowledges and agrees that it will not utilize the name “Head Lites Corporation,” but is entitled to use any derivative thereof.

Article 11
General Provisions

11.1         Assignment. No party hereto may assign its rights in this agreement without the prior written consent of the other parties hereto. The terms of this agreement are binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns, and no person, firm or corporation other than the parties, their successors and assigns, shall acquire or have any rights under or by virtue of this agreement.

11.2         Further Assurances. Notwithstanding any provision herein to the contrary, without further consideration, Seller, Lesley, and/or Petrie shall execute and deliver to Buyer and/or BRS such further instruments of sale, transfer, conveyance, assignment and confirmation, as shall be helpful, necessary, and/or appropriate to effectuate the terms of this agreement, including the transfer of the Assets, regardless of whether or not such documents are prepared as of the Effective Date. With regard thereto, Seller hereby constitutes and appoints Buyer the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Buyer, but on behalf of the benefit of Buyer, to enforce any and all Assigned Contracts, and/or, after reasonable notice to the Seller, to take such further action as shall be necessary, helpful and/or appropriate to effectuate the terms of this agreement and to consummate the transactions contemplated hereby.

11.3         Survival. All representations and warranties contained herein and all other obligations which by their terms require or may require action after the Effective Date (including but not limited to the obligations contained in Article 9), and all other written representations and warranties contained in the Transaction Documents, shall forever survive the execution and delivery of this agreement and the consummation of the transactions contemplated hereby.

11.4         Entire Agreement. This agreement, including the exhibits and schedules attached hereto, constitutes the entire agreement and understanding between parties hereto with respect to the sale and purchase of the Assets. The parties hereby agree that all prior representations, understandings and agreements between the parties with respect to the sale and purchase of the Assets, and the other transactions contemplated hereby, are superseded by the terms of this agreement.

11.5         Choice of Law; Venue. This agreement shall be construed and interpreted in accordance with the laws of the State of Minnesota, without regard to its conflicts-of-law provisions, as though all acts and omissions related to this agreement occurred in the State of Minnesota. All disputes related to or arising under this agreement must be brought in either the

United States District Court for the District of Minnesota or the State of Minnesota Fourth Judicial District Court with each party consenting to the exclusive jurisdiction of such courts and hereby waiving any personal jurisdiction defenses. Each party hereby (i) waives any objection which it might have now or hereafter to the foregoing venue of any such litigation, action or proceeding, (ii) irrevocably submits to the exclusive jurisdiction of any such court set forth above in any such litigation, action or proceeding, and (iii) waives any claim or defense of inconvenient forum. Each party hereby consents to service of process by registered mail, return receipt requested, at such party’s address set forth in this agreement (as modified by written notice of a party from time to time) and hereby expressly waives the benefit of any contrary provision of law.

11.6         Injunctive Relief. The parties hereto acknowledge and agree that the other parties would be damaged irreparably in the event any of the provisions of this agreement are not performed substantially in accordance with their specific terms. Accordingly, each of the parties agrees that the other parties shall be entitled to injunctive relief to prevent breaches of this agreement and to enforce specifically the substantial performance of this agreement.

11.7         Severability. The provisions of this agreement shall, where possible, be interpreted so as to sustain their legality and enforceability, and for that purpose the provisions of this agreement shall be read as if they cover only the specific situation to which they are being applied. The invalidity or unenforceability of any provision of this agreement in a specific situation shall not affect the validity or enforceability of that provision in other situations or of other provisions of this agreement.

11.8         Taxes and Fees. Seller shall be responsible for and shall pay all sales, transfer or similar taxes or governmental charges, if any, and all deed taxes and recording fees with respect to the sale and purchase of the Assets, whether levied against the Assets, Seller, Buyer, or BRS.

11.9         Expenses. Each party will bear its own expenses related to the transactions contemplated hereby, including but not limited to those of legal counsel and other professional advisers.

11.10       Counterparts; Third Party Beneficiaries. This agreement may be executed in counterparts, each of which shall be considered an original, and signatures for this agreement may be delivered by facsimile or other means of electronic transmission, and any such signature shall be considered valid and binding to the same extent as delivered original signatures. With the exception of the rights conferred to BRS herein, no provision of this agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.

11.11       Notices. All notices given pursuant to this agreement shall be delivered in writing by overnight courier or sent by United States registered mail, postage prepaid, addressed as set forth below:

If to Buyer:	Advanced Tactical Fabrication, Inc. 300 Airport Road South St. Paul, MN 55075 Attn: President

with a copy to:	Maslon Edelman Borman & Brand, LLP c/o Douglas T. Holod, Esq. 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402

If to Seller or Lesley:	Head Lites Corporation

If to Petrie:	Arthur Petrie

11.12       Non-disparagement. Seller Parties will refrain from disparaging Buyer or BRS and any of their respective shareholders, directors, officers and affiliates. Similarly, the Buyer and its shareholders, directors, officers and affiliates will refrain from disparaging Seller, Lesley, and Petrie.

Signature Page Follows

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

BUYER:

ADVANCED TACTICAL FABRICATION, INC.,
a Minnesota corporation

/s/ Larry E. Williams
By: Larry E. Williams
Its: President

SELLER:

HEAD LITES CORPORATION,
a Minnesota corporation

/s/ Gary Lesley
By: Gary Lesley
Its: President

LESLEY:

/s/ Gary Lesley
Gary Lesley

PETRIE:

/s/ Arthur Petrie
Arthur Petrie